As filed with the Securities and Exchange Commission on January 28, 2005

Investment Company Act File No. 811-21434

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE

INVESTMENT COMPANY ACT OF 1940 ☒

Amendment No. 3	☒
(Check appropriate box or boxes)

MASTER BOND TRUST

(Exact Name of Registrant As Specified In Charter)

800 Scudders Mill Road

Plainsboro, New Jersey 08536

(Address of Principal Executive Offices)

609-282-2800

(Registrant’s Telephone Number, Including Area Code)

Robert C. Doll, Jr.

Master Bond Trust

P.O. Box 9011

Princeton, New Jersey 08543-9011

(Name and Address of Agent for Service)

Copies to:

Counsel for the Trust:

John A. MacKinnon, Esq.	Andrew J. Donohue, Esq.
Sidley Austin Brown & Wood LLP	Fund Asset Management, L.P.
787 Seventh Avenue	P.O. Box 9011
New York, New York 10019	Princeton, N.J. 08543-9011

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand alone document. Part B of the Registration Statement is incorporated by reference into Part A and Part A of the Registration Statement is incorporated by reference into Part B of the Registration Statement.

Master Bond Trust (the “Trust”) is part of a master-feeder structure. Part A of this Registration Statement should be read in conjunction with (a) Post-Effective Amendment No. 36 of the Registration Statement on Form N-1A (Securities Act File No. 2-62329 and Investment Company Act File No. 811-02857) of Merrill Lynch Bond Fund, Inc. (“ML Bond”), as filed with the Securities and Exchange Commission (the “Commission”) on January 26, 2005, and as amended from time to time (the “ML Bond Registration Statement”) and (b) Post-Effective Amendment No. 47 of the Registration Statement on Form N-1A (Securities Act File No. 2-49007 and Investment Company Act File No. 811-2405) of Merrill Lynch Balanced Capital Fund, Inc. (“ML Balanced Capital”), as filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2005, and as amended from time to time (the “ML Balanced Capital Registration Statement”). Part A of the ML Bond Registration Statement includes the prospectus of ML Bond. Part A of the ML Balanced Capital Registration Statement includes the prospectus of ML Balanced Capital.

The Trust is an open-end management investment company that was organized on June 2, 2003 as a statutory trust under the laws of the State of Delaware. The Trust consists of three portfolios: Master Core Bond Portfolio (“Core Bond Portfolio”), Master High Income Portfolio (“High Income Portfolio”), and Master Intermediate Term Portfolio (“Intermediate Term Portfolio”) (each, a “Portfolio” and, collectively, the “Portfolios”). High Income Portfolio and Intermediate Term Portfolio have not commenced operations. Fund Asset Management, L.P. (“FAM” or the “Investment Adviser”) manages the Trust’s investments under the overall supervision of the Board of Trustees of the Trust.

ML Bond is a series fund consisting of three portfolios: ML Bond—Core Bond Portfolio, ML Bond—High Income Portfolio and ML Bond—Intermediate Term Portfolio (each, a “Series”). ML Bond—High Income Portfolio and ML Bond—Intermediate Term Portfolio do not currently invest in the Trust. ML Bond—Core Bond Portfolio invests all of its assets in beneficial interests of the Core Bond Portfolio of the Trust. ML Balanced Capital currently invests a portion of its assets in the Core Bond Portfolio of the Trust. ML Bond—Core Bond Portfolio and ML Balanced Capital, and any other feeder fund that may invest in the Trust, are referred to herein as “Feeder Funds.”

1

PART A

January 28, 2005

MASTER BOND TRUST

Responses to items 1, 2, 3 and 8 have been omitted pursuant to Paragraph 2(b) of Instruction B of the general instructions to Form N-1A.

Item 4. Investment Objectives, Principal Investment Strategies, and Related Risks.

The main objective of each Portfolio is current income. Each Portfolio also seeks growth of capital when consistent with its primary objective of current income.

Outlined below are the main strategies each Portfolio uses in seeking to achieve its investment objectives:

Each Portfolio invests primarily in a diversified portfolio of fixed-income securities, such as corporate bonds and notes, mortgage-backed and asset-backed securities, convertible securities, preferred securities and government debt obligations.

Each Portfolio normally invests more than 90% of its assets in fixed-income securities.

Other Strategies. In addition to the main strategies discussed above, each Portfolio may use certain other investment strategies.

Under unusual market or economic conditions, each Portfolio may, for temporary defensive purposes, invest up to 100% of its net assets in U.S. government securities, certificates of deposit, bankers’ acceptances, commercial paper rated in the highest rating category by a recognized rating service, money market funds, cash or other high quality fixed-income securities that are consistent with a defensive posture. The yield on such securities may be lower than the yield on lower-rated fixed-income securities. Temporary defensive positions may limit the potential for an increase in the value of your Portfolio’s shares or for a Portfolio to achieve its investment objective.

Each Portfolio may invest uninvested cash balances in affiliated money market funds and may lend its portfolio securities.

Each Portfolio may make short sales of securities, either as a hedge against potential declines in value of a Portfolio security or to realize appreciation when a security that the Portfolio does not own declines in value. A Portfolio will not make a short sale if, after giving effect to such sale, the market value of all securities sold short exceeds 10% of the value of its total assets.

HIGH INCOME PORTFOLIO

Outlined below are the main strategies High Income Portfolio uses in seeking to achieve its investment objective.

Under normal circumstances, the High Income Portfolio invests at least 80% of its assets in fixed-income securities that are rated in the lower rating categories by at least one of the recognized rating agencies (including Baa or lower by Moody’s Investors Service, Inc. (“Moody’s”) or BBB or lower by Standard & Poor’s (“S&P”) or Fitch Ratings (“Fitch”)), or in unrated securities that Portfolio management believes are of comparable quality. This policy is a non-fundamental policy of the Portfolio and may not be changed without 60 days’ prior notice to shareholders. Securities rated below Baa or BBB are commonly known as “junk bonds.” The High Income Portfolio may invest up to 100% of its assets in junk bonds, including up to 10% of its net assets in distressed securities. The High Income Portfolio may invest in junk bonds of any duration or maturity. Junk bonds generally are less liquid and experience more price volatility than higher rated fixed-income securities. Issuers of junk bonds frequently have large amounts of outstanding debt relative to their assets and their outstanding equity, which means that issuers of junk bonds generally have more difficulty making payments in the event of adverse business circumstances than issuers of more highly rated fixed-income securities. Junk bonds are often unsecured and subordinated to an issuer’s other debt, which means that in the event the issuer defaults, claims of other creditors may receive priority over the claims of holders of junk bonds. In such circumstances, there may be few or no assets available to repay holders of junk bonds. The High Income Portfolio may suffer a significant loss of expected future income or a significant loss of principal if its holdings default.

The High Income Portfolio may invest up to 30% of its net assets in fixed-income securities of issuers outside the United States. Portfolio management anticipates that the High Income Portfolio’s investments in foreign issuers will primarily be in issuers in Canada, Australia and the developed markets of Europe, although the High Income Portfolio may also invest in issuers in emerging markets.

Other Strategies. In addition to the main strategies discussed above, High Income Portfolio may use certain other investment strategies.

The High Income Portfolio may invest in higher rated fixed-income securities if the risk of loss of income and principal to the Portfolio may be substantially reduced with only a small decrease in yield. The High Income Portfolio may also invest up to 15% of its net assets in secondary market purchases of corporate loans. While the High Income Portfolio does not intend to invest in common stock or other equity securities, other than preferred securities and convertible securities, it may acquire and hold such securities in unit offerings with fixed-income securities or in connection with an amendment, waiver, or a conversion or exchange of fixed-income securities, or in connection with the bankruptcy or workout of a distressed fixed-income security, or upon the exercise of a right or warrant obtained on account of a fixed-income security.

High Income Portfolio may use derivatives, including, but not limited to, interest rate, total return and credit default swaps, indexed and inverse floating rate securities, options, futures, options on futures and swaps, both for hedging purposes, as well as to increase the return on its portfolio investments. Derivatives are financial instruments whose value is derived from another security or an index such as the CSFB High Yield Index. High Income Portfolio may also invest in credit-linked notes, credit-linked trust certificates, structured notes, or other instruments evidencing interests in special purpose vehicles, trusts, or other entities that hold or represent interests in fixed-income securities.

CORE BOND AND INTERMEDIATE TERM PORTFOLIOS

Outlined below are the main strategies that the Core Bond and Intermediate Term Portfolios use in seeking to achieve their investment objectives.

The Core Bond and Intermediate Term Portfolios invest primarily in investment grade fixed-income securities. The fixed-income securities in which the Core Bond Portfolio and Intermediate Term Portfolio may invest include:

•	U.S. Government debt securities

•	Corporate debt securities issued by U.S. and foreign companies

•	Asset-backed securities

•	Mortgage-backed securities

•	Preferred securities issued by U.S. and foreign companies

•	Corporate debt securities and preferred securities convertible into common stock

•	Foreign sovereign debt instruments

•	Money market securities

Under normal circumstances, the Core Bond Portfolio and Intermediate Term Portfolio each invests at least 80% of its assets in fixed-income securities. This policy is a non-fundamental policy of each Portfolio and may not be changed without 60 days’ prior notice to shareholders. Each Portfolio invests primarily in fixed-income securities that are rated in the four highest rating categories by at least one of the recognized rating agencies (including Baa or better by Moody’s or BBB or better by S&P or Fitch). Securities rated in any of the four highest rating categories are known as “investment grade” securities.

The Core Bond and Intermediate Term Portfolios each may invest up to 25% of its net assets in fixed-income securities of issuers outside the United States. Portfolio management anticipates that each Portfolio’s investments in foreign securities will primarily be in issuers in Canada, the developed countries of Europe, Australia, New Zealand, and certain Caribbean countries, although the Core Bond and Intermediate Term Portfolios may also invest in issuers located elsewhere, including high credit-quality sovereign and corporate issuers in emerging markets.

The Core Bond and Intermediate Term Portfolios each may invest in various types of mortgage-backed securities. Mortgage-backed securities represent the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. Mortgage-backed securities frequently react differently to changes in interest rates than other fixed-income securities.

The Core Bond Portfolio may invest in fixed-income securities of any duration or maturity, while the Intermediate Term Portfolio anticipates maintaining an average remaining portfolio maturity of three to ten years, depending on market conditions.

Fixed-income securities frequently have redemption features that permit an issuer to repurchase the security from the Core Bond and Intermediate Term Portfolios at certain times prior to maturity at a specified price, which is generally the amount due at maturity. In many cases, when interest rates go down, issuers redeem fixed-income securities that allow for redemption. When an issuer redeems fixed-income securities, a Portfolio may receive less than the market value of the securities prior to redemption. In addition, the Core Bond and Intermediate Term Portfolios may have to invest the proceeds in new fixed-income securities with lower yields and therefore lose expected future income.

Each Portfolio may use derivatives, including, but not limited to, interest rate, total return and credit default swaps, indexed and inverse floating rate securities, options, futures, options on futures and swaps, for hedging purposes, as well as to increase the return on its portfolio investments. Derivatives are financial instruments whose value is derived from another security or an index such as the Lehman Brothers Aggregate Bond Index. Each Portfolio may also invest in credit-linked notes, credit-linked trust certificates, structured notes, or other instruments evidencing interests in special purpose vehicles, trusts, or other entities that hold or represent interests in fixed-income securities.

Other Strategies. In addition to the main strategies discussed above, Core Bond and Intermediate Term Portfolios may use certain other investment strategies.

The Core Bond and Intermediate Term Portfolios each may invest up to 10% of its net assets in fixed-income securities that are rated below investment grade by Moody’s, S&P or Fitch or in unrated securities of equivalent credit quality.

Investment Risks

This section contains a summary discussion of the general risks of investing in the Portfolios. As with any fund, there can be no guarantee that any Portfolio will meet its objectives or that any Portfolio’s performance will be positive for any period of time.

Set forth below are the main risks of investing in a Portfolio:

Market Risk And Selection Risk—Market risk is the risk that a market in which a Portfolio invests will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the securities that Portfolio management selects will underperform the markets, the relevant indices or other funds with similar investment objectives and investment strategies.

Interest Rate Risk—Interest rate risk is the risk that prices of fixed-income securities generally increase when interest rates decline and decrease when interest rates increase. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities. A Portfolio may lose money if short-term or long-term interest rates rise sharply or otherwise change in a manner not anticipated by Portfolio management.

Credit Risk—Credit risk is the risk that the issuer will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation. Changes in an issuer’s credit rating or the market’s perception of an issuer’s creditworthiness could also affect the value of a Portfolio’s investments in that issuer. Junk bonds are generally more exposed to credit risk than are investment grade securities.

Foreign Securities—Securities traded on foreign markets have often (though not always) performed differently from securities traded in the United States. However, such investments involve special risks not present in U.S. investments that can increase the chances that a Portfolio will lose money. In particular, investment in foreign securities involves the following risks, which are generally greater for investments in emerging markets:

•	The economies of certain foreign markets often do not compare favorably with that of the United States in areas such as growth of gross national product, reinvestment of capital, resources and balance of payments. Some of these economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, changes in international trading patterns, trade barriers, and other protectionist or retaliatory measures.

•	Investments in foreign markets may be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes.

•	The governments of certain countries may prohibit or impose substantial restrictions on foreign investing in their capital markets or in certain industries. Any of these actions could severely affect security prices, impair a Portfolio’s ability to purchase or sell foreign securities or transfer its assets or income back into the United States, or otherwise adversely affect a Portfolio’s operations.

•	Other foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing favorable legal judgments in foreign courts, and political and social instability. Legal remedies available to investors in certain foreign countries may be less extensive than those available to investors in the United States or other foreign countries.

•	Because there are fewer investors in foreign markets and a smaller number of securities traded each day, it may be difficult for a Portfolio to buy and sell securities on those markets.

•	Foreign markets have different clearance and settlement procedures, and in certain markets settlements may be unable to keep pace with the volume of securities transactions, which may cause delays. This means that a Portfolio’s assets may be uninvested and not earning returns. A Portfolio may miss investment opportunities or be unable to dispose of a security because of these delays.

•	Securities in which a Portfolio invests may be denominated or quoted in currencies other than the U.S. dollar. Changes in foreign currency exchange rates affect the value of a Portfolio’s net assets. Generally, when the U.S. dollar rises in value against a foreign currency, a security denominated in that currency loses value because the currency is worth fewer U.S. dollars. Conversely, when the U.S. dollar decreases in value against a foreign currency, a security denominated in that currency gains value because the currency is worth more U.S. dollars. This risk, generally known as “currency risk,” means that a strong U.S. dollar will reduce returns for U.S. investors while a weak U.S. dollar will increase those returns.

Mortgage-Backed Securities (Main Risk for Core Bond Portfolio and Intermediate Term Portfolio)—Mortgage-backed securities represent the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. When interest rates fall, borrowers may refinance or otherwise repay principal on their loans earlier than scheduled. When this happens, certain types of mortgage-backed securities will be paid off more quickly than originally anticipated and a Portfolio will have to invest the proceeds in securities with lower yields. This risk is known as “prepayment risk.” When interest rates rise, certain types of mortgage-backed securities will be paid off more slowly than originally anticipated and the value of these securities will fall. This risk is known as “extension risk.”

Because of prepayment risk and extension risk, mortgage-backed securities react differently to changes in interest rates than other fixed-income securities. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

Asset-Backed Securities (Main Risk for Core Bond Portfolio and Intermediate Term Portfolio)—Asset-backed securities are fixed income securities that represent an interest in an underlying pool of assets, such as credit card receivables. Like traditional fixed-income securities, the value of asset-backed securities typically increases when interest rates fall and decreases when interest rates rise. Certain asset-backed securities may also be subject to the risk of prepayment. In a period of declining interest rates, borrowers may pay what they owe on the underlying assets more quickly than anticipated. Prepayment reduces the yield to maturity and the average life of the asset-backed securities. In addition, when a Portfolio reinvests the proceeds of a prepayment it may receive a lower interest rate. Asset-backed securities may also be subject to extension risk, that is, the risk that, in a period of rising interest rates, prepayments may occur at a slower rate than expected. As a result, the average maturity of a Portfolio’s portfolio may increase. The value of longer-term securities generally changes more in response to changes in interest rates than shorter-term securities.

Junk Bonds (Main Risk for High Income Portfolio)—Although junk bonds generally pay higher rates of interest than investment grade bonds, there is a greater risk of loss of income or principal. Junk bonds are high-risk investments that may cause losses in a Portfolio. The major risks of junk bond investments include:

•	Junk bonds may be issued by less creditworthy companies. Issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer’s bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders. Prices of junk bonds are subject to extreme price fluctuations. Adverse changes to the issuer’s industry and general economic conditions may have a greater impact on the prices of junk bonds than on other higher rated fixed income securities. Issuers of junk bonds may be unable to meet their interest or principal payment obligations because of an economic downturn, specific issuer developments, or the unavailability of additional financing.

•	Junk bonds frequently have redemption features that permit an issuer to repurchase the security from a Portfolio before it matures. If the issuer redeems junk bonds, the Portfolio may have to invest the proceeds in bonds with lower yields and may lose income.

•	Junk bonds may be less liquid than higher rated fixed income securities, even under normal economic conditions. There are fewer dealers in the junk bond market, and there may be significant differences in the prices quoted for junk bonds by the dealers. Because they are less liquid, judgment may play a greater role in valuing certain of a Portfolio’s securities than is the case with securities trading in a more liquid market.

•	A Portfolio may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting issuer.

Derivatives (Main Risk for Core Bond and Intermediate Term Portfolios)—Each Portfolio may invest in derivatives, for hedging purposes, or to seek to enhance returns. Derivatives allow a Portfolio to increase or decrease its risk exposure and potential for gain or loss more quickly and efficiently than other types of instruments. Derivatives are volatile and involve significant risks, including:

Credit risk—the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Portfolio.

Leverage risk—the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Liquidity risk—the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

Each Portfolio may use derivatives for hedging purposes, including anticipatory hedges, and to seek to enhance returns. Hedging is a strategy in which the Portfolio uses a derivative to offset the risks associated with other Portfolio holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a different manner than anticipated by the Portfolio or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Portfolio, in which case any losses on the holdings being hedged may not be reduced and may be increased. There can be no assurance that the Portfolio’s hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. None of the Portfolios is required to use hedging and each may choose not to do so.

Each Portfolio may also use derivatives to enhance returns. Such investments will expose a Portfolio to the risks described above to a greater extent than if derivatives were used solely for hedging purposes.

Each Portfolio also may be subject to certain other risks associated with its investments and investment strategies, including:

Securities Lending—Each Portfolio may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Portfolio may lose money and there may be a delay in recovering the loaned securities. The Portfolio could also lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Portfolio.

Borrowing and Leverage Risk—Each Portfolio may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions. Borrowing may exaggerate changes in the net asset value of Portfolio shares and in the return on the Portfolio’s portfolio. Borrowing will cost a Portfolio interest expense and other fees. The costs of borrowing may reduce the Portfolio’s return. Certain derivative securities that the Portfolio may buy or other techniques that the Portfolio may use may create leverage, including, but not limited to, when issued securities, forward commitments and futures contracts and options.

Distressed Securities—The High Income Portfolio may invest in distressed securities. Distressed securities are speculative and involve substantial risks. Generally, the High Income Portfolio will invest in distressed securities when Portfolio management believes they offer significant potential for higher returns or can be exchanged for other securities that offer this potential. However, there can be no assurance that the Portfolio will achieve these returns or that the issuer will make an exchange offer or adopt a plan of reorganization. The High Income Portfolio will generally not receive interest payments on the distressed securities and may incur costs to protect its investment. In addition, distressed securities involve the substantial risk that principal will not be repaid. Distressed securities and any securities received in an exchange may be subject to restrictions or resale.

Corporate Loans—Commercial banks and other financial institutions or institutional investors make corporate loans to companies that need capital to grow or restructure. Borrowers generally pay interest on corporate loans at rates that change in response to changes in market interest rates or the prime rates of U.S. banks or the London Interbank Offered Rate (“LIBOR”). As a result, the value of corporate loan investments generally is less exposed to the adverse effects of shifts in market interest rates than investments that pay a fixed rate of interest. Because the trading market for certain corporate loans may be less developed than the secondary market for bonds and notes, the High Income Portfolio may experience difficulties from time to time in selling its corporate loans. Leading financial institutions often act as agent for a broader group of lenders, generally referred to as a syndicate. The syndicate agent arranges the corporate loans, holds collateral and accepts payments of principal and interest. If the agent develops financial problems, the Portfolio may not recover its investment or recovery may be delayed. By investing in a corporate loan, the Portfolio becomes a member of the syndicate.

The corporate loans in which the High Income Portfolio invests are subject to the risk of loss of principal and income. Although borrowers frequently provide collateral to secure repayment of these obligations they do not always do so. If they do provide collateral, the value of the collateral may not completely cover the borrower’s obligations at the time of investment or at the time of a default. If a borrower files for protection from its creditors under the U.S. bankruptcy laws, these laws may limit the Portfolio’s rights to its collateral. In addition, the value of collateral may erode during a bankruptcy case. In the event of a bankruptcy, the holder of a corporate loan may not recover its principal, may experience a long delay in recovering its investment and may not receive interest during the delay.

Illiquid Investments—Each Portfolio may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. If a Portfolio buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Restricted Securities—Restricted securities have contractual or legal restrictions on their resale. They include private placement securities that have not been registered under the applicable securities laws. Private placement and other restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. A Portfolio may be unable to sell them on short notice or may be able to sell them only at a price below current value. A Portfolio may get only limited information about the issuer, so it may be less able to predict a loss. In addition, if Portfolio management receives material adverse nonpublic information about the issuer, the Portfolio may not be able to sell the securities.

Sovereign Debt—Each Portfolio may invest in sovereign debt securities. These securities are issued or guaranteed by foreign government entities. Investments in sovereign debt subject a Portfolio to the risk that a government entity may delay or refuse to pay interest or repay principal on its sovereign debt. Some of these reasons may include: cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of its debt position to its economy or its failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a government entity defaults, it may ask for more time in which to pay, or for further loans. There is no legal process for collecting sovereign debts that a government does not pay.

Indexed and Inverse Floating Rate Securities—Each Portfolio may invest in securities whose potential returns are directly related to changes in an underlying index or interest rate, known as indexed securities. The return on indexed securities will rise when the underlying index or interest rate rises and fall when the index or interest rate falls. Each Portfolio may also invest in securities whose return is inversely related to changes in an interest rate (inverse floaters). In general, income on inverse floaters will decrease when interest rates increase and increase when interest rates decrease. Investments in inverse floaters may subject a Portfolio to the risks of reduced or eliminated interest payments and losses of principal. In addition, certain indexed securities and inverse floaters may increase or decrease in value at a greater rate than the underlying interest rate, which effectively leverages the Portfolio’s investment. Indexed securities and inverse floaters are derivative securities and can be considered speculative. Indexed and inverse securities involve credit risk and certain indexed and inverse securities may involve leverage risk and liquidity risk.

Short Sales—Because making short sales in securities that it does not own exposes a Portfolio to risks associated with those securities, such short sales involve speculative exposure risk. As a result, if a Portfolio makes short sales in securities that increase in value, it will likely underperform similar mutual funds that do not make short sales in securities they do not own. A Portfolio will incur a loss as a result of a short sale if the price of the security increases between the date of the short sale and the date on which the Portfolio replaces the borrowed security. A Portfolio will realize a gain if the security declines in price between those dates. There can be no assurance that a Portfolio will be able to close out a short sale position at any particular time or at an acceptable price. Although a Portfolio’s gain is limited to the amount at which it sold a security short, its potential loss is limited only by the maximum attainable price of the security, less the price at which the security was sold. A Portfolio may also pay transaction costs and borrowing fees in connection with short sales.

When Issued and Delayed Delivery Securities and Forward Commitments—Each Portfolio may purchase or sell securities that it is entitled to receive on a when issued basis. Each Portfolio may also purchase or sell securities on a delayed delivery basis or through a forward commitment. When issued and delayed delivery securities and forward commitments involve the risk that the security a Portfolio buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party will not meet its obligation. If this occurs, the Portfolio loses both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

Standby Commitment Agreements—Standby commitment agreements commit a Portfolio, for a stated period of time, to purchase a stated amount of securities that may be issued and sold to the Portfolio at the option of the issuer. Standby commitment agreements involve the risk that the security a Portfolio buys will lose value prior to its delivery to the Portfolio. These agreements also involve the risk that if the security goes up in value, the counterparty will decide not to issue the security. In this case, a Portfolio loses both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

Repurchase Agreements—Each Portfolio may enter into repurchase agreements. Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed-upon time and price. If the seller in a repurchase agreement transaction defaults on its obligation under the agreement, a Portfolio may suffer delays and incur costs or lose money in exercising its rights under the agreement.

Item 5. Management, Organization, and Capital Structure.

(a)(1) Investment Adviser

Fund Asset Management, L.P. (“FAM” or the “Investment Adviser”), 800 Scudders Mill Road, Plainsboro, New Jersey 08536-9011, manages the Trust’s investments under the overall supervision of the Board of Trustees of the Trust. The investment advisory agreement between the Trust and FAM gives the Investment Adviser the responsibility for making all investment decisions for the Trust. FAM has a sub-advisory agreement with Merrill Lynch Asset Management U.K. Limited (“MLAM U.K.”) under which FAM may pay a fee for services it receives.

The Trust, on behalf of each Portfolio, has entered into an investment advisory agreement with FAM (the “Master Investment Advisory Agreement”), pursuant to which FAM receives as compensation for its services to the Portfolios, at the end of each month a fee with respect to each Portfolio. ML Bond, on behalf of each of the Series, also has an investment advisory agreement with FAM (the “Feeder Investment Advisory Agreement”), pursuant to which FAM receives as compensation for its services to each of the Series, at the end of each month a fee with respect to each such Series. Under the Master Investment Advisory Agreement and the Feeder Investment Advisory Agreement, the Trust or ML Bond, as applicable, pays the Investment Adviser fees at annual rates that decrease as the total net assets of the three advised Portfolios or Series, as applicable, (that is, the Core Bond Portfolio, and ML Bond—High Income Portfolio and ML Bond—Intermediate Term Portfolio) increase above certain levels. The fee rates are applied to the average daily net assets of each advised Portfolio or Series, with the reduced rates applicable to portions of the assets of each advised Portfolio or Series to the extent that the aggregate average daily net assets of the advised Portfolios or Series combined exceeds $250 million, $500 million and $750 million (each such amount being a “breakpoint level”). Under the Master Investment Advisory Agreement, these annual fee rates range from 0.25% to 0.10% for the High Income Portfolio and from 0.20% to 0.05% for the Core Bond Portfolio and the Intermediate Term Portfolio.

The Investment Adviser was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. MLAM U.K. was organized as an investment adviser in 1986 and acts as sub-adviser to more than 50 registered investment companies. The Investment Adviser and its affiliates had approximately $496 billion in investment company and other portfolio assets under management as of December 2004.

Conflicts of Interest—The investment activities of the Investment Adviser and its affiliates in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Trust and its interest holders. The Investment Adviser provides investment management services to other funds and discretionary managed accounts that follow an investment program similar to that of the Trust. Merrill Lynch (including, for these purposes, the Investment Adviser, Merrill Lynch & Co., Inc. and their affiliates, directors, partners, trustees, managing members, officers and employees) is a diversified global financial services firm involved with a broad spectrum of financial services and asset management activities, that may, for example, engage in the ordinary course of business in activities in which its interests or the interests of its clients may conflict with those of the Trust. Merrill Lynch’s trading activities are carried out without reference to positions held directly or indirectly by the Trust and may result in Merrill Lynch having positions that are adverse to those of the Trust. Merrill Lynch is not under any obligation to share any investment opportunity, idea or strategy with the Trust. As a result, Merrill Lynch may compete with the Trust for appropriate investment opportunities. In addition, the Trust may invest in securities of companies with which Merrill Lynch has or is trying to develop investment banking relationships. The Trust also may invest in securities of companies for which Merrill Lynch provides or may some day provide research coverage. The Trust may also make brokerage and other payments to Merrill Lynch in connection with the Trust’s portfolio investment transactions.

Under a securities lending program approved by the Trust’s Board of Trustees, the Trust has retained an affiliate of the Investment Adviser to serve as the securities lending agent for the Trust to the extent that the Trust engages in the securities lending program. For these services, the lending agent may receive a fee from the Trust, including a fee based on the returns earned on the Trust’s investment of the cash received as collateral for the loaned securities. In addition, Merrill Lynch is among the entities to which the Trust may lend its portfolio securities under the securities lending program.

The activities of the Investment Adviser and its affiliates may give rise to other conflicts of interest that could disadvantage the Trust and its interest holders.

(a)(2) Portfolio Managers

The Core Bond Portfolio and Intermediate Term Portfolio each is managed by a team of investment professionals. Patrick Maldari has been a Managing Director at Merrill Lynch Investment Managers since 2000, head of the Total Return Investment Team at Merrill Lynch Investment Managers since 2001 and has been a portfolio manager at Merrill Lynch Investment Managers since 1987. James J. Pagano has been a Director of Merrill Lynch Investment Managers since 2003 and a Vice President at Merrill Lynch Investment Managers from 1997 to 2003 and a portfolio manager with the Total Return Investment Team since 2001. Mr. Maldari and Mr. Pagano also currently manage ML Bond—Core Bond Portfolio and ML Bond—Intermediate Term Portfolio, which Mr. Maldari has managed since 2002 and Mr. Pagano has managed since 2000. Frank Viola has been a Managing Director and head of the Structured Products Investment Team at Merrill Lynch Investment Managers since 2001 and has been a portfolio manager at Merrill Lynch Investment Managers since 1997. John Burger has been a Managing Director at Merrill Lynch Investment Managers since 2003 and was a Director thereof from 1996 to 2003. He has been Head of the Corporate Total Return Investment Team at Merrill Lynch Investment Managers since 2001. Mr. Viola and Mr. Burger have been members of the management team of ML Bond—Core Bond Portfolio and ML Bond—Intermediate Term Portfolio since 2003.

B. Daniel Evans is the High Income Portfolio’s portfolio manager. Mr. Evans has been a Director of Merrill Lynch Investment Managers since 2000 and was a Vice President from 1995 to 2000. He has been a portfolio manager therewith since 2001 and has also managed ML Bond—High Income Portfolio since 2001.

(b) Capital Stock

Investors in the Trust have no preemptive or conversion rights, and beneficial interests in the Trust are fully paid and non-assessable. The Trust has no current intention to hold annual meetings of investors, except to the extent required by the Investment Company Act, but will hold special meetings of investors, when in the judgment of the Trustees, it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Trust, Feeder Funds would be entitled to their pro rata share of the assets of the Trust that are available for distribution.

Smaller Feeder Funds may be harmed by the actions of larger Feeder Funds. For example, a larger Feeder Fund could have more voting power than a smaller Feeder Fund over the operations of the Trust. A Feeder Fund may withdraw from the Trust at any time and may invest all of its assets in another pooled investment vehicle or retain an investment adviser to manage the Feeder Fund’s assets directly. Each Feeder Fund is entitled to a vote in proportion to its investment in the Trust. Each Feeder Fund generally will participate in the earnings, dividends and assets of the Trust in accordance with their pro rata interests in the Trust.

Investments in the Trust may not be transferred. A Feeder Fund may withdraw all or any portion of its investment in the Trust at net asset value on any day on which the New York Stock Exchange (the “NYSE”) is open, subject to certain exceptions. For more information about the ability of a Feeder Fund to withdraw all or any portion of its investment in the Trust, please see Item 7 herein.

Item 6. Shareholder Information.

(a) Pricing of Beneficial Interests in the Trust.

The net asset value of each Portfolio of the Trust is determined once daily Monday through Friday as of the close of business on the NYSE on each day the NYSE is open for trading based on prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. The price at which a purchase or redemption is effected is based on the next calculation of net asset value after such an order is placed. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Generally, trading in foreign securities, as well as U.S. government securities, money market instruments and certain other fixed-income securities, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of a Portfolio’s shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of a Portfolio’s net asset value. If market quotations are not readily available or, in the Investment Adviser’s judgment, do not accurately reflect fair value for a security or if a security’s value has been materially affected by events occurring after the close of the NYSE or the market in which the security is principally traded, that security may be valued by another method that the Board of Trustees believes accurately reflects the fair value.

The Board has adopted valuation procedures for the Portfolios and has delegated the day-to-day responsibility for fair value determinations to the Investment Adviser’s Valuation Committee. Each Portfolio generally values fixed-income portfolio securities using market prices provided by an independent pricing service approved by the Trust’s Board of Trustees. If market quotations are not readily available or, in the Investment Adviser’s judgment, they do not accurately reflect fair value for a security, that security may be valued by another method that the Board of Trustees believes more accurately reflects the fair value. Fair value determinations may be made by the Trust’s independent pricing service using a matrix pricing system or other pricing methodologies approved by the Trustees or by the Valuation Committee after consideration of the material factors that may affect that value of a particular security.

Fair value determinations by the Investment Adviser that materially affect a Portfolio’s net asset value are subject to review, approval or ratification, as appropriate, by the Board. In determining whether current market prices are readily available or reliable, the Investment Adviser monitors the information it receives in the ordinary course of its investment management responsibilities for significant events that it believes in good faith will affect the market prices of the securities of issuers held by a Portfolio. Those may include events affecting specific issuers (for example, a company announcement or corporate action) or events affecting securities markets generally (for example, market volatility or a natural disaster).

The Trust’s use of fair value pricing is designed to ensure that each Portfolio’s net asset value reflects the value of its underlying portfolio securities as accurately as possible. There can be no assurance, however, that a fair valuation used by a Portfolio on any given day will more accurately reflect the market value of a security or securities than the market price of such security or securities on that day.

The net asset value of each Portfolio is the value of the securities held by the Portfolio plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Investment Adviser, are accrued daily.

Each investor in a Portfolio may add to or reduce its investment in the Portfolio on each day the NYSE is open for trading. The value of each investor’s interest in a Portfolio will be determined after the close of business on the NYSE by multiplying the net asset value of the Portfolio by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Portfolio. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate beneficial interests in a Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Portfolio as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor’s interest in a Portfolio after the close of business of the NYSE or the next determination of net asset value of the Portfolio.

(b) Purchase of Beneficial Interests in the Trust.

Beneficial interests in the Trust are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

There is no minimum initial or subsequent investment in the Trust. However, because the Trust intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Trust’s custodian bank by a Federal Reserve Bank).

The Trust reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

(c) Redemption of Beneficial Interests in the Trust.

A Feeder Fund may withdraw all or any portion of its investment in the Trust on any business day in which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by the investor to the Trust’s transfer agent. When a request is received in proper form, the Trust will redeem a Feeder Fund’s interests at the next determined net asset value. The Trust will make payment for all interests redeemed within seven days after receipt by the Trust of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Trust may not be transferred.

(d) Dividends and Distributions.    Not Applicable

(e) Frequent Purchase and Redemption of Trust Interests.

The Trust does not offer its beneficial interests for sale to the general public, nor does it offer an exchange privilege. The Trust may, however, be affected by short-term trading in the Feeder Funds. See Part A of ML Bond Registration Statement and ML Balanced Capital Registration Statement.

(f) Tax Consequences.

Because the Trust intends to operate as a partnership for Federal income tax purposes, the Trust will not be subject to any income tax. Based upon the status of the Trust as a partnership, a Feeder Fund will take into account its share of the Trust’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability. The determination of a Feeder Fund’s share of the Trust’s ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Item 7. Distribution Arrangements.

(a) Sales Loads.    Not Applicable.

(b) 12b-1 Fees.    Not Applicable.

(c) Multiple Class and Master/Feeder Funds.

The Trust is part of a master/feeder structure. Members of the general public may not purchase beneficial interests in the Trust. However, the Trust may sell beneficial interests to other affiliated and non-affiliated investment companies and/or institutional investors. Each Feeder Fund acquires an indirect interest in the securities owned by the Trust and will pay a proportionate share of the Trust’s expenses. A Feeder Fund is not required to sell its shares to the public at the same price as another Feeder Fund. Feeder Funds may have different sales commissions and operating expenses. These different sales commissions and operating expenses may result in differences in returns among the Feeder Funds.

The Trustees of the Trust believe that the “master/feeder” fund structure may enable the Trust to reduce costs through economies of scale. A larger investment portfolio for the Trust may reduce certain transaction costs to the extent that contributions to and redemptions from the Trust’s portfolio by the various Feeder Funds may offset each other and produce a lower net cash flow.

A Feeder Fund’s investment in the Trust may, however, be adversely affected by the actions of other Feeder Funds. For example, if a large Feeder Fund reduces its investment in the Trust or withdraws from the Trust, the remaining Feeder Funds may bear higher pro rata operating expenses. However, this possibility also exists for traditionally structured funds with large investors. A Feeder Fund might also withdraw from the Trust if the Trust voted to change its investment objective, policies or limitations in a manner not acceptable to the Directors of that Feeder Fund. The withdrawal of all of a Feeder Fund’s assets from the Trust may affect the investment performance of the Feeder Fund and the Trust.

The Trust normally will not hold meetings of investors except as required by the Investment Company Act. Each Feeder Fund will be entitled to vote in proportion to its interest in the Trust. When a Feeder Fund is requested to vote on matters pertaining to the Trust, the Feeder Fund will hold a meeting of its shareholders and will vote its interest in the Trust proportionately to the voting instructions received from the shareholders of the Feeder Fund. For more information about the “master/feeder” structure, please see Part A of the ML Bond Registration Statement and ML Balanced Capital Registration Statement under “Master/Feeder Structure.”

PART B

JANUARY 28, 2005

MASTER BOND TRUST

Item 9. Cover Page and Table of Contents.

This Part B, which is not a prospectus, supplements and should be read in conjunction with the current Part A of Master Bond Trust (the “Trust”), dated January 28, 2005, as it may be revised from time to time (the “Trust’s Part A”). The Trust’s Part A is incorporated herein by reference and this Part B is incorporated by reference in the Trust’s Part A.

As permitted by General Instruction D to Form N-1A, responses to certain items required to be included in Part B of this Registration Statement are incorporated herein by reference from (a) Post-Effective Amendment No. 36 of the Registration Statement on Form N-1A (Securities Act File No. 2-62329 and Investment Company Act File No. 811-02857) of Merrill Lynch Bond Fund, Inc. (“ML Bond”), as filed with the Securities and Exchange Commission (the “Commission”) on January 26, 2005, and as amended from time to time (the “ML Bond Registration Statement”) and (b) Post-Effective Amendment No. 47 of the Registration Statement on Form N-1A (Securities Act File No. 2-49007 and Investment Company Act File No. 811-2405) of Merrill Lynch Balanced Capital Fund, Inc. (“ML Balanced Capital”), as filed with the Commission on January 28, 2005, and as amended from time to time (the “ML Balanced Capital Registration Statement”). Part A of the ML Bond Registration Statement includes the prospectus of ML Bond. Part A of the ML Balanced Capital Registration Statement includes the prospectus of ML Balanced Capital. Part B of the ML Bond Registration Statement includes the statement of additional information of ML Bond. Part B of the ML Balanced Capital Registration Statement includes the statement of additional information of ML Balanced Capital.

The Trust is part of a “master/feeder” structure. The Trust consists of three portfolios: Master Core Bond Portfolio (“Core Bond Portfolio”), Master High Income Portfolio (“High Income Portfolio”), and Master Intermediate Term Portfolio (“Intermediate Term Portfolio”) (each, a “Portfolio” and, collectively, the “Portfolios”). The Core Bond Portfolio of ML Bond (“ML Bond—Core Bond Portfolio”) will invest all of its assets in beneficial interests of the Core Bond Portfolio of the Trust. ML Balanced Capital will invest a portion of its assets in the Core Bond Portfolio of the Trust. ML Bond—Core Bond Portfolio and ML Balanced Capital are currently the only feeder funds that invest in the Trust. Such funds and any other feeder fund that may invest in the Trust are referred to herein as “Feeder Funds.”

Item 10. Trust History.

The Trust is an open-end management investment company that was organized on June 2, 2003 as a statutory trust under the laws of the State of Delaware.

Item 11. Description of the Trust and Its Investments and Risks.

The following information supplements and should be read in conjunction with Item 4 of the Trust’s Part A.

Information relating to the fundamental investment restrictions and the non-fundamental investment policies and restrictions of each Portfolio of the Trust, the types of securities purchased by each Portfolio, the investment techniques used by each Portfolio, and certain risks relating thereto, as well as other information relating to each Portfolio’s investment programs, is incorporated herein by reference from Item 4 of the Trust’s Part A and the section entitled “Investment Objectives and Policies” in Part I and the section entitled “Investment Risks and Considerations” in Part II of Part B of the ML Bond Registration Statement.

Information on the Trust’s policies and procedures with respect to the selective disclosure of the portfolio holdings of a Portfolio is incorporated herein by reference to the section entitled “Management and Other Service Arrangements - Selective Disclosure of Portfolio Holdings” in Part II of Part B of the ML Bond Registration Statement.

Item 12. Management of the Trust.

(a) Management Information

The Trustees of the Trust consist of seven individuals, six of whom are not “interested persons” of the Trust as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”) (the “non-interested Trustees”). The same individuals serve as Directors of ML Bond and are sometimes referred to herein as the “non-interested Directors/Trustees.” The Trustees of the Trust are responsible for the overall supervision of the operations of the Trust and perform the various duties imposed on the directors of investment companies by the Investment Company Act.

Biographical Information. Certain biographical and other information relating to the non-interested Trustees of the Trust is set forth below, including their ages, their principal occupations for at least the last five years, the length of time served, the total number of portfolios overseen in the complex of funds advised by Fund Asset Management, L.P. (“FAM” or the “Investment Adviser”), Merrill Lynch Investment Managers, L.P. (“MLIM”) and their affiliates, (“MLIM/FAM-advised funds”) and other public directorships:

Name, Address* and Age of Trustee	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation During Past Five Years	Number of MLIM/FAM- Advised Funds Overseen	Public Directorships
Ronald W. Forbes (64)***	Trustee	Trustee since 2003	Professor Emeritus of Finance, School of Business, State University of New York at Albany since 2000 and Professor thereof from 1989 to 2000; International Consultant, Urban Institute, Washington, D.C. from 1995 to 1999.	48 registered investment companies consisting of 48 portfolios	None

Cynthia A. Montgomery (52)	Trustee	Trustee since 2003	Professor, Harvard Business School since 1989; Associate Professor, J.L. Kellogg Graduate School of Management, Northwestern University from 1985 to 1989; Associate Professor, Graduate School of Business Administration, the University of Michigan from 1979 to 1985.	48 registered investment companies consisting of 48 portfolios	Newell Rubbermaid Inc. (manufacturing)

Jean Margo Reid (59)	Trustee	Trustee since 2004	Self-employed consultant since 2001; Counsel of Alliance Capital Management (investment adviser) in 2000; General Counsel, Director and Secretary of Sanford C. Bernstein & Co., Inc. (investment adviser/broker-dealer) from 1997 to 2000; Secretary, Sanford C. Berstein Fund, Inc. from 1994 to 2000; Director and Secretary of SCB, Inc. since 1998; Director and Secretary of SCB Partners, Inc. since 2000; and Director of Covenant House from 2001 to 2004.	48 registered investment companies consisting of 48 portfolios	None

Roscoe S. Suddarth (69)	Trustee	Trustee since 2003	President, Middle East Institute, from 1995 to 2001; Foreign Service Officer, United States Foreign Service, from 1961 to 1995; Career Minister, from 1989 to 1995; Deputy Inspector General, U.S. Department of State, from 1991 to 1994; U.S. Ambassador to the Hashemite Kingdom of Jordan, from 1987 to 1990.	48 registered investment companies consisting of 48 portfolios	None

Richard R. West (66)	Trustee	Trustee since 2003	Professor of Finance since 1984, Dean from 1984 to 1993 and currently Dean Emeritus of New York University Leonard N. Stern School of Business Administration.	48 registered investment companies consisting of 48 portfolios	Bowne & Co., Inc. (financial printers); Vornado Realty Trust (real estate holding company); Alexander’s Inc. (real estate company)

Edward D. Zinbarg (70)	Trustee	Trustee since 2003	Self-employed financial consultant since 1994; Executive Vice President of the Prudential Insurance Company of America from 1988 to 1994; Former Director of Prudential Reinsurance Company and former Trustee of the Prudential Foundation.	48 registered investment companies consisting of 48 portfolios	None

*	The address of each non-interested Trustee is P.O. Box 9095, Princeton, New Jersey 08543-9095.

**	Each Trustee serves until his or her successor is elected and qualified, until December 31 of the year in which he or she turns 72, or until his or her death, resignation, or removal as provided in the Trust’s by-laws, or charter or by statute.

***	Chairman of the Audit Committee.

Certain biographical and other information relating to the Trustee who is an “interested person” of the Trust as defined in the Investment Company Act (the “interested Trustee”) and the other officers of the Trust is set forth below, including their ages, their principal occupations for at least the last five years, the length of time served, the total number of portfolios overseen in the MLIM/FAM-advised funds and public directorships held:

Name, Address* and Age	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation During Past Five Years	Number of MLIM/FAM- Advised Funds Overseen	Public Directorships

Robert C. Doll, Jr. (50)***	President and Trustee	President and Trustee**** since 2005	President of FAM and MLIM since 2001; President and Director of Princeton Services, Inc. (“Princeton Services”) since 2001; President of Princeton Administrators, L.P. since 2001; Co-Head (Americas Region) of FAM and MLIM from 2000 to 2001 and Senior Vice President thereof from 1999 to 2001; Chief Investment Officer of OppenheimerFunds, Inc. in 1999 and Executive Vice President thereof from 1991 to 1999.	123 registered investment companies consisting of 162 portfolios	None

Donald C. Burke (44)	Vice President and Treasurer	Vice President and Treasurer since 2003	First Vice President of MLIM and FAM since 1997 and the Treasurer thereof since 1999; Senior Vice President and Treasurer of Princeton Services since 1999 and Director since 2004; Vice President of FAMD since 1999; Vice President of MLIM and FAM from 1990 to 1997; Director of Taxation of MLIM from 1990 to 2001.	123 registered investment companies consisting of 162 portfolios	None

B. Daniel Evans (60)	Vice President and Portfolio Manager of High Income Portfolio	Vice President since 2003	Director of MLIM since 2000; Vice President of MLIM from 1995 to 2000.	10 registered investment companies consisting of 9 portfolios	None

Patrick Maldari (42)	Vice President and Portfolio Manager of Core Bond and Intermediate Term Portfolios	Vice President since 2003	Managing Director of MLIM Americas Fixed Income Managers since 2000; Director of Fixed Income Institutional Business at MLIM from 1997 to 2000.	7 registered investment companies consisting of 5 portfolios	None

James J. Pagano (42)	Vice President and Portfolio Manager of Core Bond and Intermediate Term Portfolios	Vice President since 2003	Vice President of MLIM since 1997; portfolio manager with MLIM’s Total Return Investment Team since 2001.	3 registered investment companies consisting of 3 portfolios	None

Jeffrey Hiller (53)	Chief Compliance Officer	Chief Compliance Officer since 2004	Chief Compliance Officer of the MLIM/FAM advised funds and First Vice President and Chief Compliance Officer of MLIM since 2004; Global Director of Compliance at Morgan Stanley Investment Management from 2002 to 2004; Managing Director and Global Director of Compliance at Citigroup Asset Management from 2001 to 2002; Chief Compliance Officer at Soros Fund Management in 2000; Chief Compliance Officer at Prudential Financial from 1995 to 2000; Senior Counsel in the Commission’s Division of Enforcement in Washington, DC from 1990 to 1995.	124 registered investment companies consisting of 163 portfolios	None

Alice A. Pellegrino (44)	Secretary	Secretary since 2004	Director (Legal Advisory) of MLIM since 2002; Secretary of MLIM, FAM, FAMD and Princeton Services since 2004; Vice President of MLIM from 1999 to 2002; Attorney associated with MLIM since 1997.	123 registered investment companies consisting of 162 portfolios	None

*	Unless otherwise indicated, the address for each officer listed is P.O. Box 9011, Princeton, New Jersey 08543-9011.

**	Elected by and serves at the pleasure of the Board of Trustees of the Trust.

***	Mr. Doll is an “interested person,” as defined in the Investment Company Act, of the Trust based on his positions with FAM, MLIM, Princeton Services and Princeton Administrators, L.P.

****	As a Trustee, Mr. Doll serves until his successor is elected and qualified, until December 31 of the year in which he turns 72, or until his death, resignation, or removal as provided in the Trust’s by-laws, or charter or by statute.

(b) Board of Trustees

Each non-interested Trustee is a member of the Trust’s Audit and Oversight Committee (the “Audit Committee”). The principal responsibilities of the Audit Committee are the appointment, compensation and oversight of the Trust’s independent accountants, including the resolution of disagreements regarding financial reporting between Trust management and such independent accountants. The Audit Committee’s responsibilities include, without limitation, to (i) review with the independent accountants the arrangements for and scope of annual and special audits and any other services provided by the independent accountants to the Trust; (ii) discuss with the independent accountants certain matters relating to the Trust’s financial statements, including any adjustment to such financial statements recommended by such independent accountants or any other results of any audit; (iii) ensure that the independent accountants submit on a periodic basis a formal written statement with respect to their independence, discuss with the independent accountants any relationships or services disclosed in the statement that may impact the objectivity and independence of the Trust’s independent accountants and recommend that the Board take appropriate action in response thereto to satisfy itself of the independent accountants’ independence; and (iv) consider the comments of the independent accountants with respect to the quality and adequacy of the Trust’s accounting and financial reporting policies and practices and internal controls and Trust management’s responses thereto. The Board of the Trust has adopted a written charter for the Audit Committee. The Audit Committee has retained independent legal counsel to assist it in connection with these duties. The Audit Committee met four times during the fiscal year ended September 30, 2004.

Each non-interested Trustee is also a member of the Board’s Nominating Committee. The principal responsibilities of the Nominating Committee are to identify individuals qualified to serve as non-interested Trustees of the Trust and to recommend its nominees for consideration by the full Board. While the Nominating Committee is solely responsible for the selection and nomination of the Trust’s non-interested Trustees, the Nominating Committee may consider nominations for the office of Trustee made by interest holders of the Trust or Feeder Fund shareholders as it deems appropriate. Feeder Fund shareholders or Trust interest holders who wish to recommend a nominee should send nominations to the Secretary of the Trust that include biographical information and set forth the qualifications of the proposed nominee. The Nominating Committee met three times during the Trust’s fiscal year ended September 30, 2004.

Share Ownership. Information relating to each Trustee’s share ownership in the Trust and in all registered funds in the Merrill Lynch family of funds that are overseen by the respective Trustee (“Supervised Merrill Lynch Funds”) as of December 31, 2004 is set forth in the chart below.

Trustee	Aggregate Dollar Range of Equity in the Trust*	Aggregate Dollar Range of Securities in Supervised Merrill Lynch Funds
Interested Trustee:
Robert C. Doll, Jr.	N/A	over $100,000
Non-Interested Trustees:
Ronald W. Forbes	N/A	over $100,000
Cynthia A. Montgomery	N/A	over $100,000
Jean Margo Reid	N/A	over $100,000
Roscoe S. Suddarth	N/A	over $100,000
Richard R. West	N/A	over $100,000
Edward D. Zinbarg	N/A	over $100,000

*	Interests of the Trust are not publicly offered.

As of January 14, 2005, the officers and Trustees of the Trust as a group owned an aggregate of less than 1% of the outstanding beneficial interests in the Trust. As of December 31, 2004 none of the non-interested Trustees or their immediate family members owned beneficially or of record any securities in Merrill Lynch & Co., Inc. (“ML & Co.”).

The Trust on behalf of the Core Bond Portfolio has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with FAM pursuant to which FAM provides portfolio management and advisory services to the Core Bond Portfolio. The Investment Adviser has entered into a sub-advisory agreement (the “Sub-Advisory Agreement”) with Merrill Lynch Asset Management U.K. Limited (“MLAM U.K.”), pursuant to which MLAM U.K. may provide advisory services to the Trust.

At each quarterly meeting of the Board of Trustees and the Audit Committee, the Board of Trustees and the Audit Committee receive, review and evaluate information concerning the nature, extent and quality of the services provided by, and personnel of, the Investment Adviser, MLAM U.K. and their affiliates. While particular focus is given to information concerning profitability, comparability of fees and total expenses and Trust performance at the meeting at which the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement is considered, the evaluation process is an ongoing one. In this regard, the Board’s and the Audit Committee’s consideration of the Investment Advisory Agreement and the Sub-Advisory Agreement included deliberations at other quarterly meetings in addition to the annual renewal meeting.

In connection with the Board of Trustees’ consideration of the Investment Advisory Agreement and the Sub-Advisory Agreement, the Board specifically requested and received from the Investment Adviser financial and performance data for the Trust, information concerning the profitability of the Trust to the Investment Adviser, information concerning fees charged to similar accounts by the Investment Adviser and information as to services rendered to the Trust and/or ML – Core Bond Portfolio by the Investment Adviser and MLAM U.K. and compensation paid to affiliates of the Investment Adviser by the Trust and/or ML – Core Bond Portfolio. The Board also received from Lipper Inc. information concerning the performance of Core Bond Portfolio compared to certain other non-MLIM/FAM-advised open-end taxable bond funds, and comparing Core Bond Portfolio’s and ML – Core Bond Portfolio’s fee rate for advisory and administrative services and ratios for management expenses, investment-related expenses and total expenses to those of other non-MLIM/FAM-advised open-end funds. The Board of Trustees considered the compensation paid to the Investment Adviser and the services provided to the Trust and/or ML – Core Bond Portfolio by the Investment Adviser under the Investment Advisory Agreement and by MLAM U.K. under the Sub-Advisory Agreement, as well as other services provided by the Investment Adviser and its affiliates under other agreements, and the personnel who provide these services. In addition to the investment advisory services provided to the Trust, the Investment Adviser and its affiliates provide administrative services, stockholder services, oversight of fund accounting, marketing services, assistance in meeting legal and regulatory requirements, and other services necessary for the operation of the Trust. The Board of Trustees also considered the direct and indirect benefits to the Investment Adviser and MLAM U.K. from their relationship with the Trust and ML Bond – Core Bond Portfolio. Based on their experience as Trustees of the Trust, and as directors of other MLIM/FAM-advised funds, the Board of Trustees concluded that the Trust benefits, and should continue to benefit, from those services.

In reviewing the Investment Advisory Agreement, the Board focused on the experience, resources and strengths of the Investment Adviser and its affiliates in managing investment companies that invest primarily in taxable fixed income securities – including junk bonds and corporate loans – including a number of other MLIM/FAM-advised funds that have investment objectives and strategies substantially similar to those of Core Bond Portfolio. The Board considered the amount of taxable fixed income assets under the management of the Investment Adviser and its affiliates as well as the experience of Core Bond Portfolio’s portfolio management team. The Board noted that the Investment Adviser is one of the largest managers of taxable fixed income assets and has over twenty-five years experience investing in taxable fixed income securities, and that each member of Core Bond Portfolio’s management team has at least eight years experience investing in investment grade taxable fixed income securities. The Board also noted that the Investment Adviser has substantial expertise and experience in analyzing the credit of and risks associated with fixed-income securities. The Board noted that the Investment Adviser has a high level of expertise in managing the types of investments used by Core Bond Portfolio and concluded that the Trust and the Core Bond Portfolio benefit, and should continue to benefit, from that expertise. The Board of Trustees based their conclusions on the Trustees’ experience as directors of other open-end and closed-end investment companies managed by the Investment Adviser that invest in taxable fixed-income securities and on their experience with the credit analysis and risk management performed by the Investment Adviser.

The Board of Trustees also reviewed the compliance and/or administrative services provided to the Trust and/or ML Bond – Core Bond Portfolio by the Investment Adviser, including oversight of day-to-day operations and oversight of Trust and ML Bond – Core Bond Portfolio accounting. The Investment Adviser and its affiliates provide compliance services to ML Bond – Core Bond Portfolio and the Trust, and administrative services to ML Bond – Core Bond Portfolio, the Trust and all the MLIM/FAM-advised funds, as well as to a number of third party fund groups. The Trustees, based on their experience as directors of other investment companies managed by the Investment Adviser and its affiliates as well as of ML Bond and the Trust, considered the quality of the Investment Adviser’s compliance and administrative staff. The Board noted that, in addition to the analysts and compliance personnel dedicated to the taxable fixed income management group, the Investment Adviser has a separate administrative, legal and compliance staff to ensure a high level of quality in the compliance and administrative services provided to the Trust and ML Bond – Core Bond Portfolio. The Board of Trustees concluded, based on their experience as Trustees, that the compliance and administrative services provided by the Investment Adviser were of a sufficiently high quality to benefit the Trust.

In reviewing the Investment Advisory Agreement, the Board of Trustees evaluated Core Bond Portfolio’s and ML Bond – Core Bond Portfolio’s fee rate for advisory and administrative services and Core Bond Portfolio’s historical performance as compared to the rate of other non-MLIM/FAM-advised comparable open-end funds that invest primarily in taxable fixed-income securities as provided by Lipper Inc. In particular, the Board of Trustees noted that Core Bond Portfolio and ML Bond – Core Bond Portfolio, had the lowest contractual advisory fee rate at a common asset level among the funds in their category. The Board of Trustees also found that the actual advisory fee rate, which includes advisory and administrative services and the effects of any fee waivers, as a percentage of total assets at a common asset level was the lowest in the category for Core Bond Portfolio and ML Bond – Core Bond Portfolio. The Board also compared Core Bond Portfolio’s and ML Bond – Core Bond Portfolio’s total expenses to those of other, similarly managed funds and concluded that their expenses were the lowest in the category. With respect to historical performance, the Board noted that the Core Bond Portfolio’s performance was in the second or high third quartile of its performance universe for all periods measured. The Board also requested, received and considered profitability information related to the management revenues from ML Bond and the Trust. Based upon the information reviewed and their discussion, the Trustees concluded that the advisory fee rate schedule was reasonable in relation to the services provided by the Investment Adviser to Core Bond Portfolio and ML Bond – Core Bond Portfolio as well as the costs incurred and benefits to be gained by the Investment Adviser and its affiliates in providing such services. The Board also found the investment advisory fee and total expense ratio to be reasonable in comparison to the fees charged by other comparable funds of similar size.

The Board considered whether there should be changes in the advisory fee rate or structure in order to enable the Portfolios to participate in any economies of scale that the Investment Adviser may experience as a result of growth in the Trust’s and ML Bond’s assets. The Board determined that the current advisory fee rate schedule, which includes a number of breakpoints that reduce each Portfolio’s management fee rate as the aggregate assets of the three Portfolios and, if applicable, the assets of the series of ML Bond increase, was reasonable and that no changes are currently necessary. The non-interested Trustees were represented by independent counsel who assisted them in their deliberations.

(c) Compensation

The Trust and ML Bond pay each non-interested Director/Trustee for service on the Board and the Audit Committee a combined fee of $7,000 per year plus $250 per in-person Board meeting attended and $250 per in-person Audit Committee meeting attended. The Co-Chairman of the Audit Committee receives an additional fee of $1,000 per year. The Trust and ML Bond reimburse each non-interested Director/Trustee for his or her out-of-pocket expenses relating to attendance at Board, Audit Committee and any Nominating Committee meetings.

The following table sets forth the compensation estimated to be earned by each non-interested Director/ Trustee for the Trust’s fiscal year ended September 30, 2004 and the aggregate compensation paid to them by all MLIM/FAM-advised funds for the calendar year ended December 31, 2004.

Trustee	Compensation from Trust and ML Bond	Pension or Retirement Benefits Accrued as Part of Trust’s and ML Bond’s Expense	Aggregate Compensation From The Trust and Other MLIM/FAM- Advised Funds**
Ronald W. Forbes*	$9,050	None	$284,833
Cynthia A. Montgomery	$8,050	None	$248,833
Jean Margo Reid+	$583	None	$142,733
Charles C. Reilly++	$1,725	None	$0
Kevin A. Ryan+++	$8,050	None	$181,317
Roscoe S. Suddarth	$8,050	None	$248,833
Richard R. West	$8,050	None	$248,833
Edward D. Zinbarg	$8,050	None	$248,833

*	Chairman of the Audit Committee. Mr. Reilly served as Co-Chairman of the Audit Committee until December 31, 2003.

**	For the number of MLIM/FAM-advised funds from which each non-interested Trustee receives compensation, see the table beginning on page 14.

+	Ms. Reid became a Trustee effective August 19, 2004.

++	Mr. Reilly retired as a Trustee of the Trust effective January 1, 2004.

+++	Mr. Ryan retired as a Trustee of the Trust effective January 1, 2005.

(d) Sales Loads.    Not Applicable.

(e) Code of Ethics

The Board of Trustees of the Trust has adopted a Code of Ethics under Rule 17j-1 under the Investment Company Act that covers the Trust, the Fund, FAM, MLAM U.K. and FAMD. The Code of Ethics establishes procedures for personal investing and restricts certain transactions. Employees subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Trust.

(f) Proxy Voting Policies

Information relating to the Trust’s proxy voting policies is incorporated by reference to the section entitled “Proxy Voting Policies and Procedures” in Part II of Part B of the ML Bond and ML Balanced Capital Registration Statements.

Item 13. Control Persons and Principal Holders of Securities.

As of December 31, 2004, ML Bond—Core Bond Portfolio owned 62.60% and ML Balanced Capital owned 37.40% of the outstanding beneficial interests in the Trust’s Core Bond Portfolio.

Item 14. Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 5 in the Trust’s Part A.

Information relating to the investment management and other services provided to the Trust by FAM is incorporated herein by reference from Part A of the ML Bond Registration Statement, the sub-section entitled “Management and Advisory Arrangements,” in Part I of Part B of the ML Bond Registration Statement and from the section entitled “Management and Other Service Arrangements” in Part II of Part B of the ML Bond Registration Statement. The following list identifies the specific sections and sub-sections in Part B of the ML Bond Registration Statement under which the information required by Item 14 of Form N-1A may be found. Each listed section is incorporated herein by reference.

Form N-1A Item No.	Sections Incorporated by Reference from Part A or Part I and/or Part II of Part B of the ML Bond Registration Statement
Item 14(a)	Part I: Management and Advisory Arrangements
Part II: Management and Other Service Arrangements
Item 14(c)	Part I: Management and Advisory Arrangements
Part II: Management and Other Service Arrangements
Item 14(d)	Part I: Management and Advisory Arrangements
Part II: Management and Other Service Arrangements
Item 14(e)	Not Applicable
Item 14(f)	Not Applicable
Item 14(g)	Not Applicable
Item 14(h)	Part A

FAM Distributors, Inc., P.O. Box 9081, Princeton, New Jersey, 08543-9081, an affiliate of FAM, acts as placement agent for the Trust pursuant to a placement agent agreement (the “Placement Agent Agreement”). Under the Placement Agent Agreement, FAMD receives no compensation for acting as placement agent for the Trust.

Item 15. Brokerage Allocation and Other Practices.

Information relating to portfolio turnover and brokerage allocation for or on behalf of the Trust is incorporated herein by reference from the section entitled “Portfolio Transactions and Brokerage” in Part I and Part II of Part B of the ML Bond Registration Statement.

Item 16. Capital Stock and Other Securities.

The following information supplements and should be read in conjunction with Item 5(b) and Item 6 in the Trust’s Part A. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Trust. Upon liquidation of the Trust, Feeder Funds would be entitled to share in the assets of the Trust that are available for distribution in proportion to their investment in the Trust.

The Trust is organized as a statutory trust under the laws of the State of Delaware. Each Feeder Fund is entitled to a vote in proportion to its investment in the Trust. Each Feeder Fund will participate in the earnings, dividends and assets of the Trust in accordance with their pro rata interests in the Trust. The Trust does not issue share certificates.

Each investor is entitled to a vote, with respect to matters affecting the Trust, in proportion to the amount of its investment in the Trust. Investors in the Trust do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Trust may elect all of the Trustees of the Trust if they choose to do so and in such event the other investors in the Trust would not be able to elect any Trustee. The Trust is not required to hold annual meetings of investors but the Trust will hold special meetings of investors when in the judgment of the Trust’s Trustees it is necessary or desirable to submit matters for an investor vote. The Trustees may elect to terminate the Trust without a vote of the interest holders.

Item 17. Purchase, Redemption and Pricing of Securities.

The following information supplements and should be read in conjunction with Item 6 and Item 7 in the Trust’s Part A.

(a) Purchase of Beneficial Interests in the Trust.

The net asset value of each Portfolio is determined once daily Monday through Friday as of the close of business on the NYSE on each day the NYSE is open for trading based on prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for business on the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The aggregate net asset value of the Trust is the value of the securities held by the Trust plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Investment Adviser, are accrued daily. Each investor in the Trust may add to or reduce its investment in the Trust on each day the NYSE is open for trading. The value of each investor’s interest in the Trust will be determined after the close of business on the NYSE by multiplying the aggregate net asset value of the Trust by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Trust. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate beneficial interests in the Trust will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Trust as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Trust effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Trust as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Trust by all investors in the Trust. The percentage so determined will then be applied to determine the value of the investor’s interest in the Trust after the close of business of the NYSE or the next determination of net asset value of the Trust.

Portfolio securities held by the Trust that are traded on stock exchanges or NASDAQ National Market are valued at the last sale price or official close price as of the close of business on the day the securities are being valued, or, lacking any sales at the last available bid price for long positions and at the last available ask price for short positions. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Trustees. Long positions in securities traded in the over-the-counter (“OTC”) market are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Trustees. Short positions in securities traded in the OTC market are valued at the last available ask price. Portfolio securities that are traded in both the OTC market and on a stock exchange are valued according to the broadest and most representative market. Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased are valued at their last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued daily based upon quotations from market makers. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Investment Adviser believes that this method no longer produces fair valuations.

Repurchase agreements are valued at cost plus accrued interest. The Trust employs pricing services to provide certain securities prices for the Trust. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by the pricing services retained by the Trust, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trust’s Board of Trustees. Such valuations and procedures will be reviewed periodically by the Board of Trustees of the Trust.

Generally, trading in non-U.S. securities, as well as U.S. Government securities and money market instruments, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of interests in the Trust are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the NYSE. If events (e.g., a company announcement, market volatility or a natural disaster) occur during such periods that are expected to materially affect the value of such securities, those securities may be valued at their fair value as determined in good faith by the Board of Trustees or by the Investment Adviser using a pricing service and/or procedures approved by the Board of Trustees.

Beneficial interests in the Trust are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

There is no minimum initial or subsequent investment in the Trust. However, because the Trust intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Trust’s custodian bank by a Federal Reserve Bank).

The Trust reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

A Feeder Fund may withdraw all or any portion of its investment in the Trust on any business day in which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by the investor to the Trust’s transfer agent. When a request is received in proper form, the Trust will redeem a Feeder Fund’s interests at the next determined net asset value. The Trust will make payment for all interests redeemed within seven days after receipt by the Trust’s transfer agent of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Trust may not be transferred.

(b) Fund Reorganizations.    Not applicable.

(c) Offering Price.    Not Applicable.

Item 18. Taxation of the Trust.

Because the Trust intends to qualify as a partnership for Federal income tax purposes, the Trust should not be subject to any income tax. Based upon the status of the Trust as a partnership, a Feeder Fund will take into account its share of the Trust’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability. The determination of a Feeder Fund’s share of the Trust’s ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

The Trust’s taxable year-end is September 30. Although the Trust will not be subject to Federal income tax, it will file appropriate Federal income tax returns.

It is intended that the Trust’s assets, income and distributions will be managed in such a way that an investor in the Trust will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company (“RIC”), assuming that the investor invested all of its investable assets in the Trust. Any prospective Feeder Fund which is a RIC agrees that, for purposes of determining its required distribution under Code Section 4982(a), it will account for its share of items of income, gain, loss, deduction and credit of the Trust as they are taken into account by the Trust.

Certain transactions of the Trust are subject to special tax rules of the Code that may, among other things (a) affect the character of gains and losses realized, (b) disallow, suspend or otherwise limit the allowance of certain losses or deductions, and (c) accelerate the recognition of income without a corresponding receipt of cash (with which to make the necessary distributions to allow Feeder Funds to satisfy the distribution requirements applicable to RICs). Operation of these rules could, therefore, affect the character, amount and timing of distributions to stockholders of the Feeder Funds. Special tax rules also will require the Trust to mark-to-market certain types of positions in its portfolio (i.e. treat them as sold on the last day of the taxable year), and may result in the recognition of income without a corresponding receipt of cash. The Trust intends to monitor transactions, make appropriate tax elections and make appropriate entries in its books and records to lessen the effect of these tax rules and avoid any possible disqualification of the Feeder Funds for the special treatment afforded RICs.

The Trust may be subject to a tax on dividend or interest income received from securities of a non-U.S. issuer withheld by a foreign country at the source. The United States has entered into tax treaties with many foreign countries, which may entitle the Trust to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Trust’s assets to be invested within various countries is not known.

The Trust is to be managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Trust level. Thus, consistent with its investment objectives, the Trust will meet the income and diversification of assets tests of the Code applicable to RICs. Because the Trust is classified as a partnership for tax purposes, the RIC Feeder Funds will be treated as owners of their proportionate shares, subject to certain adjustments, of the Trust’s assets and income for purposes of these tests.

The Code requires a RIC to pay a nondeductible 4% excise tax to the extent that the RIC does not distribute during each calendar year 98% of its ordinary income, determined on a calendar year basis, and 98% of its net capital gain, determined, in general, on an October 31 year-end basis plus certain undistributed amounts from previous years. The Trust intends to distribute its income and capital gains to its RIC investors so as to enable such RICs to minimize imposition of the 4% excise tax. There can be no assurance that sufficient amounts of the Trust’s taxable income and capital gains will be distributed to avoid entirely the imposition of the tax on RIC investors. In such event, a RIC investor will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Trust.

Item 19. Underwriters.

The placement agent for the Trust is FAMD. FAMD receives no compensation for acting as placement agent for the Trust.

Item 20. Calculation of Performance Data.

Not Applicable.

Item 21. Financial Statements.

The audited financial statements of the Trust, including the report of the Trust’s independent registered public accounting firm, are incorporated in this Part B by reference to the 2004 Annual Report of the Core Bond Portfolio of Merrill Lynch Bond Fund, Inc. You may request a copy of the Annual Report at no charge by calling (800) 637 – 3863 between 8:30 a.m. and 5:30 p.m. Eastern time on any business day.

PART C. OTHER INFORMATION

Item 22. Exhibits.

Exhibit Number

1(a)	— Certificate of Trust. (a)

(b)	— Declaration of Trust. (a)

2	— By-Laws of the Registrant. (a)

3	— Portions of the Declaration of Trust and By-Laws of the Registrant defining the rights of holders of interests in the Registrant (b)

4(a)	— Investment Advisory Agreement between the Registrant and Fund Asset Management, L.P. (l)

(b)	— Sub-Advisory Agreement between Fund Asset Management, L.P. and Merrill Lynch Asset Management U.K. Limited. (a)

5	— Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

6	— None.

7	— Form of Custody Agreement between the Registrant and State Street Bank and Trust Company. (c)

8(a)(1)	— Amended and Restated Credit Agreement between the Registrant, a syndicate of banks and certain other parties. (d)

(a)(2)	— Second Amended and Restated Credit Agreement between the Registrant, a syndicate of banks and certain other parties. (e)

(a)(3)	— Third Amended and Restated Credit Agreement between the Registrant, a syndicate of banks and certain other parties. (f)

(a)(4)	— Fourth Amended and Restated Credit Agreement between the Registrant, a syndicate of banks and certain other parties. (h)

(a)(5)	— Fifth Amended and Restated Credit Agreement between the Registrant, a syndicate of banks and certain other parties. (k)

(b)	— Placement Agent Agreement between the Registrant and FAM Distributors, Inc. (a)

(c)	— Form of Subscription Agreement for the acquisition of an interest in the Registrant. (a)

(d)	— Form of Securities Lending Agency Agreement between the Registrant and QA Advisors LLC (now MLIM LLC) dated August 10, 2001. (g)

9	— Not Applicable.

10	— Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.

11	— None.

12	— Certificate of Merrill Lynch Bond Fund, Inc. (a)

13	— None.

14	— None.

15	— Code of Ethics. (i)

16(a)	— Power of Attorney. (j)

16(b)	— Power of Attorney (Robert C. Doll, Jr.). (m)

(a)	Previously filed on October 1, 2003, as an exhibit to the Registrant’s Registration Statement on Form N-1A (File No. 811-21434) filed on October 1, 2003.

(b)	Reference is made to Article I (Sections 1.1 and 1.2), Article II (Sections 2.2, 2.4 and 2.7), Article III (Sections 3.2, 3.4, 3.8, 3.10, 3.11 and 3.12), Article V (Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9 and 5.10), Article VI, Article VII (Sections 7.1 and 7.2), Article VIII (Sections 8.1, 8.3 and 8.6), Article IX, Article X (Sections 10.2, 10.3, 10.4 and 10.5) and Article XI (Sections 11.2, 11.4 and 11.6) of the Registrant’s Declaration of Trust, filed as Exhibit 1(b) to the Registration Statement; the Certificate of Trust, filed as Exhibit 1(a) to the Registration Statement; and Article I, Article III (Sections 3.7 and 3.10) and Article VI (Section 6.2) of the Registrant’s By-Laws, filed as Exhibit 2 to the Registration Statement.

(c)	Incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 10 to the Registration Statement of Merrill Lynch Maryland Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust on Form N-1A (File No. 33-4987) filed on October 30, 2001.

(d)	Incorporated by reference to Exhibit (b) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-15973) filed on December 14, 2000.

(e)	Incorporated by reference to Exhibit (b)(2) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-15973) filed on December 14, 2001.

(f)	Incorporated by reference to Exhibit (b)(3) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-15973) filed on December 14, 2002.

(g)	Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 333-48929), filed on July 24, 2002.

(h)	Incorporated by reference to Exhibit 8(c)(4) to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of Merrill Lynch Global Growth Fund, Inc. (File No. 333-32899), filed on December 4, 2003.

(i)	Incorporated by reference to Exhibit 15 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Inflation Protected Fund (File No. 333-110936), filed on January 22, 2004.

(j)	Incorporated by reference to Exhibit 16 to Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A of Merrill Lynch Utilities and Telecommunications Fund, Inc. (File No. 33-37103), filed March 24, 2004.

(k)	Incorporated by reference to Exhibit 8(c)(5) to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Merrill Lynch Bond Fund, Inc. (File No. 2-62329), filed on January 14, 2005.

(l)	Previously filed on August 17, 2004, as an exhibit to the Registrant’s Registration Statement on Form N-1A (File No. 811-21434), filed on August 17, 2004.

(m)	Incorporated by reference to Exhibit 16(c) to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Merrill Lynch Bond Fund, Inc. (File No. 2-62329), filed on January 14, 2005.

Item 23. Persons Controlled By or Under Common Control With The Trust.

The Registrant does not currently control and is not under common control with any other person.

Item 24. Indemnification.

Reference is made to Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Sections 8.2, 8.3 and 8.4, of Article VIII of the Registrant’s Declaration of Trust (the “Declaration of Trust”) (Exhibit 1(b) to this Registrant Statement), Trustees, officers, employees and agents of the Trust will be indemnified to the maximum extent permitted by Delaware law and the 1940 Act.

Article VIII, Section 8.1 provides, inter alia, that no Trustee, officer, employee or agent of the Registrant shall be liable to the Registrant, its Holders, or to any other Trustee, officer, employee or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

Article VIII, Section 8.2 of the Registrant’s Declaration of Trust provides:

The Trust shall indemnify each of its Trustees, officers, employees and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Trustee, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or, in the absence of a judicial determination, by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, which determination shall be made by a majority of a quorum of Trustees who are neither Interested Persons of the Trust nor parties to the action, suit or proceeding, or by written opinion from independent legal counsel approved by the Trustees. The rights accruing to any

Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the Trust Property. The Trustees may make advance payments in connection with indemnification under this Section 8.2; provided that any advance payment of expenses by the Trust to any Trustee, officer, employee or agent shall be made only upon the undertaking by such Trustee, officer, employee or agent to repay the advance unless it is ultimately determined that he is entitled to indemnification as above provided, and only if one of the following conditions is met:

(a)  the Trustee, officer, employee or agent to be indemnified provides a security for his undertaking; or

(b)  the Trust shall be insured against losses arising by reason of any lawful advances; or

(c)  there is a determination, based on a review of readily available facts, that there is reason to believe that the Trustee, officer, employee or agent to be indemnified ultimately will be entitled to indemnification, which determination shall be made by:

(i)  a majority of a quorum of Trustees who are neither Interested Persons of the Trust nor parties to the Proceedings; or

(ii)  an independent legal counsel in a written opinion.

Article VIII, Section 8.3 of the Registrant’s Declaration of Trust further provides:

Nothing contained in Sections 8.1 or 8.2 hereof shall protect any Trustee or officer of the Trust from any liability to the Trust or its Holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Nothing contained in Sections 8.1 or 8.2 hereof or in any agreement of the character described in Section 4.1 or 4.2 hereof shall protect any Manager to the Trust against any liability to the Trust to which he would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties to the Trust, or by reason of his or its reckless disregard to his or its obligations and duties under the agreement pursuant to which he serves as Manager to the Trust.

As permitted by Article VIII, Section 8.6, the Registrant may insure its Trustees and officers against certain liabilities, and certain costs of defending claims against such Trustees and officers, to the extent such Trustees and officers are not found to have committed conduct constituting conflict of interest, intentional non-compliance with statutes or regulations or dishonest, fraudulent or criminal acts or omissions. The Registrant will purchase an insurance policy to cover such indemnification obligation. The insurance policy also will insure the Registrant against the cost of indemnification payments to Trustees and officers under certain circumstances. Insurance will not be purchased that protects, or purports to protect, any Trustee or officer from liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

The Registrant hereby undertakes that it will apply the indemnification provisions of its Declaration of Trust and By-Laws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 25. Business and Other Connections of The Investment Adviser.

See Item 5 in the Trust’s Part A and Item 14 in Part B of the Trust’s Registration Statement regarding the business of the Investment Adviser. Information relating to the business, profession, vocation or employment of a substantial nature engaged in by the Investment Adviser or any of its respective officers and directors during the past two years is incorporated herein by reference from Item 25 in Part C of the Merrill Lynch Bond Fund, Inc.’s Registration Statement on Form N-1A.

Item 26. Principal Underwriters.

FAMD acts as the placement agent for the Registrant and as placement agent or as the principal underwriter for each of the following open-end investment companies: Financial Institutions Series Trust, Mercury Basic Value Fund, Inc., Mercury Funds II, Inc., Merrill Lynch Balanced Capital Fund, Inc., Merrill Lynch Basic Value Fund, Inc., Merrill Lynch Bond Fund, Inc., Merrill Lynch California Municipal Series Trust, Merrill Lynch Developing Capital Markets Fund, Inc., Master Focus Twenty Trust, Master Large Cap Series Trust, Merrill Lynch U.S. High Yield Fund, Inc., Merrill Lynch Funds for Institutions Series, Merrill Lynch Multi-State

Municipal Series Trust, Merrill Lynch Municipal Bond Fund, Inc., Merrill Lynch World Income Fund, Inc., Merrill Lynch Global Financial Services Fund, Inc., Merrill Lynch Disciplined Equity Fund, Inc., Merrill Lynch Equity Dividend Fund, Merrill Lynch EuroFund, Merrill Lynch Focus Value Fund, Inc., Merrill Lynch Fundamental Growth Fund, Inc., Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch Focus Twenty Fund, Inc., Merrill Lynch Global Growth Fund, Inc., Merrill Lynch Natural Resources Trust, Merrill Lynch Global Small Cap Fund, Inc., Merrill Lynch Global Technology Fund, Inc., Merrill Lynch Global Value Fund, Inc., Merrill Lynch Healthcare Fund, Inc., Merrill Lynch Index Funds, Inc., Merrill Lynch Inflation Protected Fund, Merrill Lynch Large Cap Series Funds, Inc., Merrill Lynch Latin America Fund, Inc., Merrill Lynch Municipal Series Trust, Merrill Lynch Pacific Fund, Inc., Merrill Lynch Principal Protected Trust, Merrill Lynch Ready Assets Trust, Merrill Lynch Real Investment Fund, Merrill Lynch Retirement Series Trust, Merrill Lynch Series Fund, Inc., Merrill Lynch Short Term U.S. Government Fund, Inc., Merrill Lynch Value Opportunities Fund, Inc., Merrill Lynch U.S. Government Mortgage Fund, Inc., Merrill Lynch U.S. Treasury Money Fund, Merrill Lynch U.S.A. Government Reserves, Merrill Lynch Utilities and Telecommunications Fund, Inc., Merrill Lynch Variable Series Funds, Inc., Merrill Lynch International Fund of Mercury Funds, Inc.; Merrill Lynch Small Cap Growth Fund of Mercury Funds, Inc.; Summit Cash Reserves Fund of Financial Institutions Series Trust; and The Asset Program, Inc. FAMD also acts as the principal underwriter for the following closed-end registered investment companies: Merrill Lynch Senior Floating Rate Fund, Inc. and Merrill Lynch Senior Floating Rate Fund II, Inc.

(b)  Set forth below is information concerning each director and officer of FAMD. The principal business address of each such person is P.O. Box 9081, Princeton, New Jersey 08543-9081.

Name	Position(s) and Office(s) with FAMD	Position(s) and Office(s) With Registrant
Andrew J. Donohue	President and Director	None
Michael G. Clark	Director	None
Thomas J. Verage	Director	None
Donald C. Burke	Vice President	Vice President and Treasurer
Daniel Dart	Director	None
Jerry W. Miller	Director	None
John Fosina	Treasurer	None
Alice A. Pellegrino	Secretary	Secretary

(c)  Not applicable.

Item 27. Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder are maintained at the offices of the Registrant (800 Scudders Mill Road, Plainsboro, New Jersey 08536).

Item 28. Management Services.

Other than as set forth or incorporated by reference in Item 5 of the Trust’s Part A and Item 12 and Item 14 in Part B of the Trust’s Registration Statement, the Registrant is not a party to any management-related service contract.

Item 29. Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 28th day of January, 2005.

MASTER BOND TRUST (Registrant)

By:	/s/ Donald C. Burke
Donald C. Burke, Vice President and Treasurer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description

10	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.